CRAiLAR REPORTS THIRD QUARTER RESULTS

Highlights:

  Sales increase to $1.2 million, up 71% sequentially.

  Adjusted EBITDA for Q3 2014 was a loss $0.9 million.

Victoria B.C. (November 12, 2014) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCQB: CRLRF), which produces and markets CRAiLAR® Flax fiber The Friendliest Fiber On The Planet™, today reported sales of $1.2 million and a net loss of $1.5 million or $0.02 per share for the Third Quarter ended September 27, 2014 which includes a non-cash derivative liability gain of $0.7 million. This compares with nil sales and a net loss of $5.7 million or $0.13 per share for the Third Quarter 2013, which includes a non-cash inventory impairment charge of $2.5 million. The Company's Adjusted EBITDA for the Quarter was a loss of $0.9 million, a reduction of $0.5 million from Third Quarter 2013's Adjusted EBITDA loss of $1.4 million. For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net loss, see non-GAAP Financial Measures below.

Sales for Third Quarter 2014 increased 71% from Second Quarter 2014 despite the quarter being shortened by a government-mandated three-week summer vacation in Belgium. Variable margin was 11% but was impacted by labor inefficiencies and rework caused by equipment downtime. General and administrative spending for the quarter declined by $0.4 million or 25% from the same period last year. Cash and cash equivalents and investments at Sept 27, 2014 were $4.8 million up from $1.2 million at December 31, 2013. Cash at the end of the Third Quarter does not include collection of $1 million of Third Quarter billings from a large customer. We have since developed a billing and payment procedure with that customer to remove this bottleneck going forward. The increase in cash equivalents of $3.6 million resulted from $6.4 million of cash used in operations and $1.1 million of cash invested in property and equipment offset by $11.1 million of cash from financing activities from the sale of equity of $9.1 million and a $3.0 million from the IKEA working capital and equipment financing loan partially offset by loan pay-downs of $0.8 million and deferred issuance costs of $0.1 million.

During the second half of Q-3 the Company launched projects to increase production capacity, including hiring additional employees; upgrading kiers; installing a second dryer; installing a chemical delivery system; and installing a heat exchanger. When completed, these projects will allow the Company to boost plant capacity and reduce conversion costs. Also during the Quarter the Company's 40 year-old plant experienced equipment failures as production was increased, some of which was caused by lack of preventative maintenance. The Company has hired a new plant manager and a fulltime mechanic to operate the facility in a proactive manner. The mechanic is performing break-fix repairs and instituted a preventive maintenance regime and gradually the plant is experiencing fewer disruptions. Commissioning of the second dryer this month will also alleviate a production choke and add important redundancy.

The Company also co-developed two technology breakthroughs to bleach and lighten flax fibers. Bleaching, desired by many customers, increases production time by 50% and conversion costs by over 40%. Both co-developed bleaching technologies when implemented will significantly reduce cycle time, chemicals, water and cost; creating a substantial competitive barrier. Finally, the Company had separate production planning sessions with two large customers, which evolved into dedicated facility discussions. The Company is encouraged by interest in dedicated facilities, but these discussions, while very promising, are in the early stages.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "EBITDA," which is a non-GAAP financial measure that consists of net income (loss) before (a) interest expense, net (b) accretion expense, and (c) depreciation and amortization. "Adjusted EBITDA" further adjusts EBITDA to exclude share-based compensation expense, facility commissioning expense, gain on settlement of debt, gain on disposal of assets, impairment loss on inventory, rent inducement expense, and fair value adjustment to derivative liabilities.

We believe that these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflects an additional way of viewing aspects of our operations that, when viewed with the U.S. GAAP results and the accompanying reconciliation to corresponding U.S. GAAP financial measures, provides a more complete understanding of factors and trends affecting our business and results of operations.

Our management uses EBITDA and Adjusted EBITDA as a measure of our Company's operating performance because it assists in comparing our operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating our capacity to fund capital expenditures and expand our business. We also believe that analysts and investors use these measures as supplemental measures to evaluate the overall operating performance of development stage companies. Additionally, we believe that lenders or potential lenders use EBITDA and Adjusted EBITDA to evaluate our ability to repay loans.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP and should not be relied upon to the exclusion of U.S. GAAP financial measures. Management strongly encourages investors to review our consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

______________________________________________________________

The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

	For the thirteen weeks ended
	Sept 27,	Sept 28,
	2014	2013
Net loss	($1,472)	($5,674)
Interest expense, net	563	588
Accretion expense	64	-
Amortization and depreciation	141	289
EBITDA	(704)	(4,797)
Share-based compensation	393	607
Facility commissioning	89	149
Gain on settlement of debt	-	-
Gain on disposal of assets	-	-
Impairment loss on inventory	-	2,549
Rent inducement expense	8	40
Fair value adjustment to derivative liabilities	(652)	28
Adjusted EBITDA	($866)	($1,424)

Conference Call

A conference call to discuss the company's Third Quarter ended September 27, 2014 results is scheduled to begin at 8:00 am Eastern Standard Time (5:00 am Pacific Standard Time) on Thursday November 13, 2014. Participants may access the call by dialing 877-705-6003 (North America) or 201-493-6725 (international), 5 to 10 minutes before the call and ask for the CRAiLAR Technologies Inc. Third Quarter 2014 Conference Call. In addition, the call will be broadcast live over the Internet and accessible through website: http://public.viavid.com/index.php?id=111892

If you are unable to participate during the live call, an audio replay will be available until midnight on November 27, 2014 by dialing 877-660-6853 or 201-612-7415 for international callers, and entering pin number 13595267. A transcript will be available approximately 24 hours after the call on CRAiLAR's investor page.

About CRAiLAR Technologies Inc.

CRAiLAR Technologies Inc. is focused on bringing cost-effective, sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. The Company's business operations consist primarily of the production of its natural and proprietary CRAiLAR®Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of its CRAiLAR® processing technologies in the cellulose pulp and composites industries. For more information, visit www.crailar.com.

Neither the TSX Venture Exchange Inc. nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Safe Harbor Statement

This news release includes certain statements that may be deemed "forward-looking statements". All statements in this news release, other than statements of historical facts, are forward-looking statements. Forward-looking statements or information are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements or information and including, without limitation, risks and uncertainties relating to: any market interruptions that may delay the trading of the Company's shares, technological and operational challenges, needs for additional capital, changes in consumer preferences, market acceptance and technological changes, dependence on manufacturing and material supplies providers, international operations, competition, regulatory restrictions and the loss of key employees. In addition, the Company's business and operations are subject to the risks set forth in the Company's most recent Form 10-K, Form 10-Q and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. The Company assumes no obligation to update the forward-looking statements.

Investor Relations Contact:

Ted Sanders, CFO
866-436-7869
ir@crailar.com

Genesis Select Corp:
Budd Zuckerman
bzuckerman@genesisselect.com

Jeffery Fowlds
jfowlds@genesisselect.com
303-415-0200
ir@crailar.com

Media Contact:
Jay Nalbach, CMO
(503) 387 3941
pr@crailar.com

CRAiLAR Technologies Inc.
Consolidated Balance Sheets
(In Thousands US Dollars)
(Unaudited)
	September 27, 2014	December 28, 2013

ASSETS
Current
Cash and cash equivalents	$ 4,790	$ 1,193
Accounts receivable	1,516	223
Inventory	842	945
Prepaid expenses and deposits	226	291

	7,374	2,652

Deferred Debt Issuance Costs	1,115	1,442
Property and Equipment, net	17,820	17,240
Intangible Assets, net	138	156

	$ 26,448	$ 21,490

LIABILITIES
Current
Accounts payable	$ 1,868	$ 2,378
Accrued liabilities	1,735	2,342
Unearned revenue	271	248
Notes payable	-	477
Current portion of loans payable	528	634
Current portion of long term debt	143	-
Derivative Liabilities	3,622	-

	8,166	6,079

Deferred Income Tax Liability	184	199
Loans Payable	413	551
Long Term Debt	18,780	16,675

	27,544	23,504

STOCKHOLDERS' DEFICIT
Capital Stock
Authorized: 100,000,000 common shares without par value
Issued and outstanding : 50,428,003 common shares	40,226	34,889
(December 28, 2013 - 47,806,031)
Additional Paid-in Capital	10,775	9,934
Accumulated Other Comprehensive Income	1,338	585
Deficit	(53,436)	(47,423)
	(1,096)	(2,014)

	$ 26,448	$ 21,490

CRAiLAR Technologies Inc.
Consolidated Statements of Operations
(In Thousands US Dollars)
(Unaudited)
	Period ended Sept 27, 2014	Period ended Sept 28, 2013

Revenues	$1,159	$ 15

Cost of sales
Materials and direct product production costs	1,032	22
Production facility overhead costs	74	193
Facility commissioning costs	89	149
Depreciation	115	226
Impairment Loss on Inventory		2,549

	1,310	3,140

Gross loss	(151)	(3,124)

Expenses
Marketing and promotion	105	173
Amortization and depreciation	26	62
General and administrative	1,173	1,555

	1,304	1,791

Loss before other items	(1,455)	(4,915)

Other income (expenses)

Accretion expense	(64)	-
Gain on debt settlement	-	-
Research and development	(42)	(130)
Gain on disposal of assets	-	-
Interest	(563)	(588)
Write down of equipment	-	(13)
Fair value adjustment derivative liabilities	652	(28)

	(17)	(759)

Net loss	$ (1,472)	$ (5,674)

Other comprehensive income
Exchange differences on translating to presentation currency	1,239	(443)

Comprehensive loss	$ (233)	$ (6,117))

Loss per share (basic and diluted)	$ (0.02)	$ (0.13)

Weighted average number of common shares outstanding	59,778,003	44,472,698

CRAiLAR Technologies Inc.
Consolidated Statements of Cash Flows
(In US Dollars)
(Unaudited)
	Period ended Sept 27, 2014	Period ended Sept 28, 2013

Cash flows used in operating activities
Net loss	$ (6,013)	$ (11,930)
Adjustments to reconcile net loss to net cash from operating activities
Amortization and depreciation	427	875
Accretion of debt and amortization of deferred debt issuance costs	824	324
Fair value adjustment of derivative liability	(916)	(453)
Gain on disposal of assetts	-	(1)
Gain on Settlements of Debt	(234)	-
Rent	24	114
Stock-based compensation	841	1,643
Write down of equipment	-	13
Write down of inventory	-	3,423
Changes in working capital assets and liabilities
(Increase) decrease in accounts receivable	(1,293)	33
Decrease (increase) in inventory	103	(2,937)
Decrease (increase) in prepaid expenses	65	(165)
Increase (decrease) in accounts payable	(341)	608
Increase in accrued liabilities	146	959

Net cash used in operating activities	(6,367)	(7,493)

Cash flows used in investing activities
Acquisition of property and equipment	(1,092)	(2,735)
Acquisition of intangible assets	(21)	(89)

Net cash flows used in investing activities	(1,113)	(2,824)

Cash flows used in financing activities
Issuance of capital stock and warrants	9,060	240
Promissory notes payable	(661)	-
Loans payable	(186)	-
Proceeds from long term debt	3,000	-
Proceeds from convertible debenture	-	8,143
Deferred issuance costs for convertible debenture	(52)	(876)

Net cash flows from financing activities	11,161	7,507

Effect of exchange rate changes on cash and cash equivalents	(84)	280

Increase (decrease) in cash and cash equivalents	3,597	(2,530)
Cash and cash equivalents, beginning	1,193	2,877

Cash and cash equivalents, ending	$ 4,790	$ 347

SUPPLEMENTAL CASH FLOW INFORMATION
AND NON-CASH FINANCING AND INVESTING ACTIVITIES:
Cash paid for interest	$ 996	$ 277
Capital stock issued in settlement of accounts payable & accruals	$ 632	-
Capital stock issued as share issue costs	$ 132	$ -